Exhibit 3.127

Business ID: 891254

Date Filed: 04/28/2006

Eric Clark

Secretary of State

OFFICE OF THE MISSISSIPPI SECRETARY OF STATE

P.O. BOX 136, JACKSON, MS 39205-0136 (601) 359-1333

Certificate of Formation

The undersigned, pursuant to Senate Bill No. 2395, Chapter 402, Laws of 1994, hereby executes the following document and sets forth:

Name of the Limited Liability Company Burlington Coat Factory of Mississippi, LLC

Federal Tax ID APPLIED FOR

Name and Street Address of the Registered Agent and Registered Office is

CORPORATE SERVICE COMPANY

506 SOUTH PRESIDENT STREET

P.O. Box

JACKSON, MS 39201

Is full or partial management of the Limited Liability Company vested in a manager or managers? No

OFFICE OF THE MISSISSIPPI SECRETARY OF STATE

P.O. BOX 136, JACKSON, MS 39205-0136 (601) 359-1333

Certificate of Formation

Street and Mailing Address

Physical Address 1830 ROUTE 130 N

BURLINGTON NJ 08016

/s/ Paul Tang
Title:	VP/SEC

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